BDO Kazakhstanaudit
International audit

050036, Almaty city, 6 microdistrict, 56 "A" building
Tel: 228-14-01, 228-25-81, 228-46-21,
228-19-57, 299-60-12
Fax: 250-13-04, 298-27-09
E-mail: audit@online.ru
Internet: www.bdo.kz.

#01-Г-81
February 26, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of the Form 8-K for the event that occurred on February 21, 2007 to be filed by our former clients BMB Munai, Inc. and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

BDO Kazakhstanaudit LLP